Exhibit 99.1

FOR IMMEDIATE RELEASE

SPARTAN MOTORS REPORTS FOURTH QUARTER AND FULL YEAR 2015 RESULTS

FOURTH QUARTER 2015 SALES INCREASE MORE THAN 18 PERCENT YEAR OVER YEAR

CHARLOTTE, Mich., February 25, 2016 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”) today reported operating results for the fourth quarter and full year 2015.

FOURTH QUARTER 2015 OVERVIEW

For the fourth quarter of 2015 compared to the fourth quarter of 2014:

●	Net sales of $140.6 million, an increase of 18.4% from $118.8 million
●	Operating loss of $10.0 million versus operating loss of $1.9 million, including:
o	Non-recurring warranty accruals of $6.3 million
o	Charge of $1.0 million for wind-down of joint venture with Gimaex ($0.5 million attributable to Spartan)
o	Restructuring expenses of $0.4 million
●	Adjusted operating loss of $2.3 million excluding restructuring, warranty and joint venture expenses versus adjusted operating income of $0.2 million
●	Net loss of $9.5 million, or ($0.28) per share, versus net loss of $0.1 million, or ($0.00) per share
●	Cash balance of $32.7 million at December 31, 2015, up from $28.6 million at December 31, 2014
●	Order backlog increased to $270.8 million at December 31, 2015, from $243.7 million at December 31, 2014

Daryl Adams, Spartan’s Chief Executive Officer, said, “One year ago, we began our multi-year effort to transform Spartan Motors. Results for the fourth quarter and full year demonstrated both the progress and the remaining challenges we face in executing our turnaround plan. Past issues have been addressed, as shown in the non-recurring charges taken for warranty accruals and asset impairments. New product designs and engineering changes should reduce future warranty expense, while gains in operating efficiency should drive greater profitability.”

Delivery & Service Vehicles (DSV) Fourth Quarter Results

DSV segment revenue increased 51.7% to $65.7 million from $43.3 million. Revenue increased due to favorable vehicle mix, higher volume at vehicle up-fit centers and in aftermarket parts sales.

Operating income more than doubled to $4.5 million in the fourth quarter of 2015, from $2.2 million a year ago. Higher volume and favorable mix, combined with flat operating expenses resulted in an increase in operating income compared to last year.

The DSV segment’s backlog at the end of 2015 stood at $96.1 million, compared to $60.6 million at December 31, 2014.

Emergency Response (ER) Fourth Quarter Results

ER segment revenue decreased to $40.6 million from $45.8 million due to a decline in units shipped compared to the fourth quarter of 2014. Revenue in the fourth quarter of 2014 included approximately $5.0 million from the shipment of the final 14 units of a 70-unit export order.

The ER segment posted an operating loss of $12.2 million in the fourth quarter, compared to an operating loss of $3.6 million a year ago that included profit of $0.9 million from part of a large export order. The increase in operating loss was due in part to lower unit shipments and an increase in warranty accruals of approximately $5.9 million. Spartan ER also recorded a charge of $1.0 million related to the termination of its joint venture with Gimaex.

Backlog decreased to $156.3 million at December 31, 2015, compared to $160.7 million at December 31, 2014. Management has concentrated on accepting only orders it expects to be profitable and has declined certain orders that do not meet targets for profitability.

Specialty Chassis & Vehicles (SCV) Fourth Quarter Results

The SCV segment reported revenue growth in the fourth quarter of 2015 with sales of $34.3 million versus $29.6 million in the prior year, an increase of 15.9%. Sales of motorhome chassis increased to $27.8 million from $23.2 million, due to higher unit shipments year-over-year. Aftermarket Parts & Assemblies (APA) declined to $3.4 million from $4.0 million, while Other Specialty Vehicle revenue increased to $3.0 million from $2.4 million. Operating income decreased to $0.2 million from $2.4 million a year ago due to competitive pricing actions on certain motorhome chassis taken earlier in the year and additional warranty accruals.

Backlog at December 31, 2015, totaled $18.4 million versus $22.4 million at December 31, 2014.

FULL YEAR 2015 OVERVIEW

For the full year 2015 compared to the full year 2014:

●	Revenue of $550.4 million, up 8.6%, versus $506.8 million
●	Operating loss of $12.5 million versus an operating loss of $1.2 million
o	Operating loss for 2015 included pre-tax charges totaling $17.0 million, including:
■	Asset impairment charges of $2.2 million
■	Regulatory settlement costs of $2.3 million
■	Restructuring charges of $2.9 million
■	Non-recurring service campaign and warranty accruals of $8.6 million
■	Charge of $1.0 million to wind-down our joint venture with Gimaex ($0.5 million attributable to Spartan)
●	Adjusted operating income of $4.5 million versus adjusted operating income of $1.3 million, excluding charges and non-recurring expenses in both years

●	Spartan recorded income tax expense of $4.9 million for the year, due primarily to an increase of $5.1 million in the valuation allowance for deferred tax assets
●	Net loss of $17.0 million, or ($0.50) per share, compared to net income of $1.2 million, or $0.03 per share

Delivery & Service Vehicles (DSV) 2015 Results

Revenue in the DSV segment for the full year increased 8.2% to $227.7 million from $210.5 million with both vehicle and aftermarket revenue increasing from the prior year. Operating income increased nearly 75% to $14.5 million from $8.3 million. Growth in operating income was due to higher revenue from aftermarket parts and up-fit centers in particular, as well as a slight decline in operating expenses compared to 2014.

Emergency Response (ER) 2015 Results

ER revenue for 2015 rose to $187.1 million from $184.5 million on higher unit shipments. The ER segment reported an operating loss of $24.8 million versus an operating loss of $7.1 million in 2014. The higher operating loss in 2015 was due to several factors that included:

●	Increase in one-time warranty and service campaign accruals of $7.2 million
●	Asset impairment charges of $2.2 million
●	NHTSA settlement costs of $0.7 million
●	Restructuring charges of $2.9 million
●	Unfavorable mix and production inefficiencies resulting from relocating operations from Ocala, Fla. to Brandon, S. Dak. and Charlotte, Mich. of approximately $6.9 million

Specialty Chassis & Vehicles (SCV) 2015 Results

SCV revenue increased 21.4% to $135.6 million in 2015 from $111.7 million, with all business units reporting revenue growth for the year. Operating income declined to $6.0 million from $7.4 million due to competitive pricing actions on motorhome chassis, NHTSA settlement costs and higher warranty accruals.

2015 Financial Commentary

Rick Sohm, Chief Financial Officer at Spartan, said, ”While 2015 was a difficult year, adjusted fourth quarter results were generally in line with our guidance and we’re making solid progress toward our objectives. Due to disciplined working capital management in the fourth quarter, we strengthened the balance sheet and ended the year with more than $32 million in cash. After reviewing our capital spending and working capital projections for 2016, we expect to have cash in excess of our requirements for the year. The Company has authority to repurchase approximately 618,000 shares under our existing share repurchase plan that we will consider exercising as we monitor cash needs throughout the year. ”

2016 Outlook

Outlook for full year 2016:

●	Revenue to be in the range of $560 - $580 million
●	Operating income of $3.0 - $5.0 million, including restructuring expenses of $1.0 - $1.5 million
●	Income tax expense of $0.2 - $0.4 million
●	Earnings per share of $0.05 - $0.10, assuming approximately 35 million shares outstanding

Adams commented, “Our outlook for 2016 is improving as our turnaround plan continues to yield results. We believe that our continued focus on growing Spartan’s customer base, improving our cost structure and building the strength of our leadership team will enhance the value of Spartan for our shareholders. During my first year as Spartan’s CEO, actions we have taken have generated positive momentum that we are using to propel our transformation and return the company to profitability in 2016.”

Reconciliation of Non-GAAP Financial Measures

This release contains adjusted operating income, adjusted net income (loss) attributable to Spartan Motors and adjusted earnings (loss) per share measures, which are all Non-GAAP financial measures. These are calculated by excluding items that we believe to be infrequent or not indicative of our operating performance. For the periods covered by this release such items consist of expenses associated with restructuring actions taken to improve the efficiency and profitability of certain of our manufacturing operations, non-cash asset impairment charges and a non-cash deferred tax asset valuation allowance. We present these adjusted Non-GAAP measures because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

The adjusted Non-GAAP measures are not measurements of our financial performance under GAAP and should not be considered as an alternative to operating income, net income (loss) attributable to Spartan Motors or earnings (loss) per share under GAAP. These adjusted Non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating the adjusted Non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation, despite our assessment that such expenses are infrequent or not indicative of our operating performance. Our presentation of the adjusted Non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using adjusted Non-GAAP measures only as a supplement.

The following table reconciles operating income (loss) to adjusted operating income, net income (loss) attributable to Spartan Motors to adjusted net income (loss) attributable to Spartan Motors and earnings (loss) per share to adjusted earnings (loss) per share for the periods indicated.

Financial Summary (Non-GAAP)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2015	% of sales	2014	% of sales
Operating income (loss)/Operating margin	$(10,008)	-7.1%	$(1,895)	-1.6%
Add back: restructuring charges	427	0.3%	1,882	1.6%
Add back: NHTSA settlement	-	0.0%	-	0.0%
Add back: asset impairment	-	0.0%	-	0.0%
Add back: warranty accruals	6,300	4.5%	-	0.0%
Add back: joint venture expenses	982	0.7%	236	0.2%
Adjusted operating income (loss)/Adjusted operating margin	$(2,299)	-1.6%	$223	0.2%

	Year Ended December 31,
	2015	% of sales	2014	% of sales
Operating income (loss)/Operating margin	$(12,479)	-2.3%	$(1,151)	-0.2%
Add back: restructuring charges	2,855	0.5%	2,157	0.4%
Add back: NHTSA settlement	2,269	0.4%	-	0.0%
Add back: asset impairment	2,234	0.4%	-	0.0%
Add back: warranty accruals	8,600	1.4%	-	0.0%
Add back: joint venture expenses	1,015	0.2%	289	0.1%
Adjusted operating income (loss)/Adjusted operating margin	$4,494	0.7%	$1,295	0.3%

Conference Call, Webcast, Investor Presentation and Investor Information

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.” To view the investor presentation that accompanies this press release, please visit the “Shareholders” section, then “Investor Presentations.” For more information about Spartan, please visit www.spartanmotors.com.

About Spartan Motors

Spartan Motors, Inc. is a leading designer, engineer, manufacturer and marketer of a broad range of specialty vehicles, specialty chassis, vehicle bodies and parts for the fleet and delivery, recreational vehicle (RV), emergency response, defense forces and contract assembly (light/medium duty truck: Class 3, 4 and 5) markets. The Company's brand names - Spartan Motors, Spartan Specialty Vehicles, Spartan Emergency Response, Spartan Parts and Accessories, and Utilimaster®, a Spartan Motors Company - are known for quality, durability, performance, customer service and first-to-market innovation. The Company employs approximately 1,700 associates at facilities in Michigan, Pennsylvania, South Dakota and Indiana. Spartan reported sales of $550 million in 2015. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Rick Sohm Chief Financial Officer Spartan Motors, Inc. (517) 543-6400	Greg Salchow, Group Treasurer & Director of Investor Relations Spartan Motors, Inc. (517) 543-6400

Spartan Motors, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except par value)

	December 31,
	2015	December 31,
	(Unaudited)	2014
ASSETS
Current assets:
Cash and cash equivalents	$32,701	$28,570
Accounts receivable, less allowance of $130 and $144	56,617	48,362
Inventories	60,558	71,163
Deferred income tax assets	3,164	7,799
Income taxes receivable	1,755	1,696
Other current assets	3,506	3,661
Total current assets	158,301	161,251

Property, plant and equipment, net	47,320	50,417
Goodwill	15,961	15,961
Intangible assets, net	7,093	8,958
Other assets	1,996	2,226
TOTAL ASSETS	$230,671	$238,813

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$27,318	$22,762
Accrued warranty	16,610	9,237
Accrued customer rebates	2,681	2,166
Accrued compensation and related taxes	8,684	8,226
Deposits from customers	13,095	11,524
Other current liabilities and accrued expenses	3,922	6,646
Current portion of long-term debt	63	59
Total current liabilities	72,373	60,620

Other non-current liabilities	2,163	2,365
Long-term debt, less current portion	5,124	5,202
Deferred income tax liabilities	2,520	2,008

Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 40,000 shares authorized; 34,271 and 34,094 outstanding	343	341
Additional paid in capital	76,472	75,695
Retained earnings	72,326	92,724
Total Spartan Motors, Inc. shareholders' equity	149,141	168,760
Non-controlling interest	(650)	(142)
Total shareholders' equity	148,491	168,618
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$230,671	$238,813

Spartan Motors, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2015		2014	2015	2014

Sales		$140,647	$118,771	$550,414	$506,764
Cost of products sold		135,262	104,472	502,783	450,702
Restructuring charges		56	808	519	808
Gross profit		5,329	13,491	47,112	55,254

Operating expenses:
Research and development		1,473	1,090	4,560	3,851
Selling, general and administrative		13,493	13,222	52,695	51,205
Restructuring charge		371	1,074	2,336	1,349
Total operating expenses		15,337	15,386	59,591	56,405

Operating income (loss)		(10,008)	(1,895)	(12,479)	(1,151)

Other income (expense):
Interest expense		(72)	(77)	(365)	(341)
Interest and other income		123	167	244	418

Total other income (expense)		51	90	(121)	77

Loss before taxes		(9,957)	(1,805)	(12,600)	(1,074)

Taxes		(16)	(1,566)	4,880	(2,103)

Net income (loss)		(9,941)	(239)	(17,480)	1,029

Less: net loss attributable to non-controlling interest		(491)	(118)	(508)	(144)

Net income (loss) attributable to Spartan Motors Inc.		$(9,450)	$(121)	$(16,972)	$1,173

Basic net earnings (loss) per share	$	(0.28)	$0.00	$(0.50)	$0.03

Diluted net earnings (loss) per share	$	(0.28)	$0.00	$(0.50)	$0.03

Basic weighted average common shares outstanding		33,886	33,650	33,826	34,251

Diluted weighted average common shares outstanding		33,886	33,650	33,826	34,256

Spartan Motors, Inc. and Subsidiaries

Sales and Other Financial Information by Business Segment

Unaudited

Three Months Ended December 31, 2015 (in thousands of dollars)

	Business Segments
	Emergency Response	Delivery & Service Vehicles	Specialty Chassis &Vehicles	Other	Consolidated
Emergency Response Vehicle Sales	$40,642	$-	$-	$-	$40,642
Utilimaster Vehicle Sales	-	55,176	-	-	55,176
Motorhome Chassis Sales	-	-	27,834	-	27,834
Other Specialty Vehicles	-	-	3,020	-	3,020
Aftermarket Parts and Assemblies	-	10,541	3,434	-	13,975
Total Sales	$40,642	$65,717	$34,288	$-	$140,647

Operating Income (Loss)	(12,178)	4,524	227	(2,581)	(10,008)

Year Ended December 31, 2015 (in thousands of dollars)

	Business Segments
	Emergency Response Vehicles	Delivery and Service Vehicles	Specialty Chassis and Vehicles	Other	Consolidated
Emergency response vehicles sales	$187,127	$-	$-	$-	$187,127
Delivery and service vehicles sales	-	193,772	-	-	193,772
Motor home chassis sales	-	-	103,264	-	103,264
Other specialty vehicles sales	-	-	13,849	-	13,849
Aftermarket parts and assemblies sales	-	33,911	18,491	-	52,402
Total sales	$187,127	$227,683	$135,604	$-	$550,414

Operating income (loss)	(24,776)	14,530	5,960	(8,193)	(12,479)

Spartan Motors, Inc. and Subsidiaries

Sales and Other Financial Information by Business Segment

Unaudited

Period End Backlog (amounts in thousands of dollars)

	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015	March 31, 2015	Dec. 31, 2014
Emergency Response Vehicles*	$156,270	$145,104	$148,762	$157,486	$160,743

Delivery & Service Vehicles Backlog *	96,120	107,671	88,526	87,485	60,630

Motorhome Chassis *	12,401	21,776	23,196	13,980	16,436
Other Vehicles*	4,949	-	-	3,268	3,994
Aftermarket Parts and Assemblies	1,019	783	2,194	1,830	1,932
Total Specialty Chassis & Vehicles Backlog	18,369	22,559	25,390	19,078	22,362

Total Backlog	$270,759	$275,334	$262,678	$264,049	$243,735

* Anticipated time to fill backlog orders at December 3, 2015; 9 months or less for emergency response vehicles; 2 months or less for motorhome chassis; 5 months or less for delivery and service vehicles; and 1 month or less for other products.